Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Nine months Ended September 30, 2013

Houston, Texas— November 14, 2013-GeoMet, Inc. (OTCQ: GMET; NASDAQ: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and nine months ended September 30, 2013.

Management’s Current Business Plan

We previously disclosed our engagement of FBR Capital Markets & Co. to assist the Company in exploring strategic alternatives. We have concluded that process, and have engaged Lantana Oil & Gas Partners to assist us in pursuing the possible sale of all or substantially all of our assets.

We currently anticipate that any such sale transaction would be followed by either a merger or a liquidation and distribution of our remaining assets in accordance with applicable law.  Generally, in a dissolution, the net proceeds of a sale would be used to repay the amount outstanding under our Credit Agreement and make adequate provision for satisfaction of other known or contingent payment obligations. Remaining assets, if any, would first be used to satisfy all or a portion of the liquidation preference of our outstanding Preferred Stock, then, if any assets remained, be made available for distribution to the holders of our common stock.

Any such sale of assets, and any subsequent merger or liquidation, would require approval by (i) our board of directors, (ii) the holders of a majority of our Preferred Stock (voting separately as a class), and (iii) the holders of a majority of our outstanding shares with holders of the Preferred Stock voting with the common stock on an as-converted basis. On an as-converted basis, the Preferred Stock currently represents approximately 52% of the outstanding shares and therefore would have the ability to control any vote requiring the approval of our shareholders, including a vote to approve a sale transaction and any subsequent merger or liquidation.

No assurance can be given that a suitable proposal for the sale of all or substantially all of our assets will be presented, that any sale transaction will be consummated, or the terms or structure of any transaction if such a sale transaction is consummated.

Although our recent sale of assets brought us into conformity with the borrowing base under our Credit Agreement, we remain highly leveraged.  In addition, our Credit Agreement matures on April 1, 2014, and no assurances can be made that we will be able to refinance, repay or further extend the maturity date of the Credit Agreement.  Also, as of September 30, 2013, we had a working capital deficit of $68.3 million, a retained deficit of $264.6 million and stockholders’ deficit of $75.0 million.  Depressed natural gas prices in 2012 resulted in significant property impairments and full valuation of our deferred tax assets during 2012. On April 2, 2013, all the indebtedness under our Credit Agreement was reclassified to current liabilities.  In addition, our Preferred Stock continues to accrue a dividend of 12.5% per annum, which we have been paying through the issuance of additional shares of Preferred Stock.  Beginning in September 2015, dividends on the Preferred Stock will accrue at 9.6% per annum and be payable in cash.

Financial and Operating Results

On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in the state of Alabama (the “Asset Sale”). The Asset Sale resulted in a $36.9 million gain. The properties sold represented approximately 29% of GeoMet’s total production. As such, the current year results are not comparable to the prior year as presented below.

Third Quarter 2013 Financial and Operating Results

For the quarter ended September 30, 2013, GeoMet reported net income of $0.8 million. Included in net income was a $0.6 million gain on natural gas derivatives. For the quarter ended September 30, 2012, GeoMet reported a net loss of $34.4 million. Included in the net loss was a $25.4 million impairment to the Company’s gas properties, a $4.8 million loss on natural gas derivatives, and a $1.4 million write off of debt issuance costs.

For the quarter ended September 30, 2013, GeoMet reported net loss available to common stockholders of $1.0 million, or $0.03 per fully diluted share. Included in net income available to common stockholders for the quarter ended September 30, 2013 were non-cash charges of $0.6 million for accretion of preferred stock and $1.3 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended September 30, 2012, GeoMet reported a net loss available to common stockholders of $35.8 million, or $0.89 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended September 30, 2012 were charges of $0.5 million for accretion of preferred stock and $0.9 million for PIK dividends on preferred stock.

For the quarter ended September 30, 2013, Adjusted EBITDA decreased $2.3 million to $2.8 million from the prior year quarter of which $1.0 million was directed attributable to the Asset Sale and $2.4 million due to a lower hedged floor, partially offset by a $0.9 million reduction in production costs of the remaining properties. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss).

Revenues for the quarter ended September 30, 2013 were $7.4 million, as compared to $9.7 million for the prior year quarter. The average natural gas price for the quarter ended September 30, 2013 was $3.57 per Mcf as compared to the prior year quarter average of $2.83 per Mcf.

Average net gas sales volumes for the quarter ended September 30, 2013 were 22.8 MMcf per day, a 39% decrease from the same quarter in 2012 of which 27% resulted from the Asset Sale on June 14, 2013 and 12% resulted from decreased production related to our remaining properties.

Nine Months Ended September 30, 2013 Financial and Operating Results

For the nine months ended September 30, 2013, GeoMet reported net income of $37.4 million. Included in net income was a $36.9 million non-recurring gain on the sale of our Alabama properties offset by a $0.8 million loss on natural gas derivatives. For the nine months ended September 30, 2012, GeoMet reported a net loss of $141.2 million. Included in the net loss was an $83.5 million impairment of gas properties, a $44.0 million write off of our deferred tax asset, a $1.4 million write off of debt issuance costs, a $1.0 million charge for restructuring costs and a $0.7 million loss on the disposal of our Canadian operations.

For the nine months ended September 30, 2013, GeoMet reported net income available to common stockholders of $32.1 million, or $0.45 per fully diluted share. Included in net income available to common stockholders for the nine months ended September 30, 2013 were non-cash charges of $1.6 million for accretion of preferred stock and $3.7 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the nine months ended September 30, 2012, GeoMet reported a net loss available to common stockholders of $145.4 million, or $3.63 per fully diluted share. Included in the net loss available to common stockholders for the nine months ended September 30, 2012 were charges of $1.4 million for accretion of preferred stock and $2.8 million for PIK dividends on preferred stock.

For the nine months ended September 30, 2013, Adjusted EBITDA decreased $5.2 million to $11.0 million from the prior year period of which $6.6 million was due to a lower hedged floor and $1.2 million was due to the early termination of certain hedges, partially offset by a $1.7 million reduction in production costs of our remaining properties and $0.9 million decrease in restructuring costs. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss).

Revenues for the nine months ended September 30, 2013 were $30.4 million, as compared to $27.7 million for the prior year period. The average natural gas price for the nine months ended September 30, 2013 was $3.75 per Mcf as compared to the prior year period average of $2.62 per Mcf.

Average net gas sales volumes for the nine months ended September 30, 2013 were 29.6 MMcf per day, a 22% decrease from the same period in 2012 of which 10% resulted from the sale of our Alabama properties on June 14, 2013 and 12% resulted from decreased production related to our remaining properties.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, reductions in the borrowing base under our credit agreement made by our lenders, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is engaged in the production of natural gas from coal seams (“coalbed methane”). Our core area of operations is the Central Appalachian Basin of Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine months Ended September 30,
	2013	2012	2013	2012
Total revenues	$7,413	$9,665	$30,429	$27,655
Operating expenses:
Production costs	4,221	7,076	17,718	21,385
Depreciation, depletion and amortization	870	2,540	3,747	9,460
Impairment of gas properties	—	25,432	—	83,467
General, administrative and restructuring	1,055	1,285	3,550	4,718
(Gains) losses on natural gas derivatives	(625)	4,784	760	(341)
Total operating expenses	5,521	41,117	25,775	118,689
(Loss) gain on the sale of gas properties	(187)	—	36,948	—
Operating income (loss)	1,705	(31,452)	41,602	(91,034)
Other income (expense):
Interest expense, net	(857)	(1,513)	(4,092)	(4,052)
Write off of debt issuance costs	—	(1,378)	—	(1,378)
Other	(10)	1	(45)	(3)
Total other income (expense):	(867)	(2,890)	(4,137)	(5,433)
Income (loss) before income taxes from continuing operations	838	(34,342)	37,465	(96,467)
Income tax expense	(6)	(6)	(19)	(44,037)
Income (loss) from continuing operations	832	(34,348)	37,446	(140,504)
Discontinued operations, net of tax	—	(26)	—	(722)
Net income (loss)	$832	$(34,374)	$37,446	$(141,226)
Accretion of Preferred Stock	(599)	(485)	(1,625)	(1,418)
Dividends on Preferred Stock	(1,278)	(905)	(3,722)	(2,766)
Net income (loss) available to common stockholders	$(1,045)	$(35,764)	$32,099	$(145,410)

Net income (loss) per common share—basic	$(0.03)	$(0.89)	$0.79	$(3.63)
Net income (loss) per common share—diluted	$(0.03)	$(0.89)	$0.45	$(3.63)
Weighted average number of common shares:
Basic	40,486	40,287	40,473	40,019
Diluted	40,486	40,287	82,707	40,019

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$9,705	$7,234
Accounts receivable, net	2,613	6,249
Derivative asset—natural gas contracts	371	3,930
Other current assets	941	1,701
Total current assets	13,630	19,114
Property and equipment—net	43,516	75,125
Deferred income taxes	106	1,126
Total other noncurrent assets	1,101	961

TOTAL ASSETS	$58,353	$96,326
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current portion of long-term debt	$74,000	$10,300
Deferred income taxes	106	1,126
Derivative liability—natural gas contracts	—	920
Other current liabilities	7,862	11,426
Total current liabilities	81,968	23,772
Long-term debt	—	129,000
Asset retirement obligations	9,491	13,235
Derivative liability—natural gas contracts	571	1,636
Other long-term accrued liabilities	121	143
TOTAL LIABILITIES	92,151	167,786
Series A Convertible Redeemable Preferred Stock	41,198	35,852
Total stockholders’ deficit	(74,996)	(107,312)
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT	$58,353	$96,326

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	9 Months Ended September 30,
	2013	2012
Net cash provided by operating activities	$7,604	$13,595
Net cash (used in) provided by investing activities (1)	60,172	6,295
Net cash used in financing activities (2)	(65,305)	(13,347)
Effect of exchange rates changes on cash	—	5
Increase in cash and cash equivalents	2,471	6,548
Cash and cash equivalents at beginning of period	7,234	458
Cash and cash equivalents at end of period	$9,705	$7,006

(1)         Net cash provided by investing activities for the nine months ended September 30, 2013 primarily consisted of the net proceeds from the sale of Properties in Alabama. Net cash provided by investing activities for the nine months ended September 30, 2012 primarily consisted of return of basis in the settlement of natural gas derivative contracts acquired in a November 2011 asset purchase.

(2)         Net cash used in financing activities for the nine months ended September 30, 2013 and 2012 primarily consisted of the net repayment of amounts outstanding under the Credit Agreement.

GEOMET, INC.

OPERATING STATISTICS

(in thousands, except per Mcf amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Gas sales	$7,392	$9,610	$30,324	$27,465
Lease operating expenses	$2,023	$4,417	$10,615	$13,350
Compression and transportation expenses	1,779	2,218	5,486	6,758
Production taxes	419	442	1,617	1,276
Total production expenses	$4,221	$7,077	$17,718	$21,384

Net sales volumes (Consolidated) (MMcf)	2,072	3,391	8,088	10,468
Pond Creek field (Central Appalachian Basin) (MMcf)	1,386	1,462	4,209	4,402
Other Central Appalachian Basin fields (MMcf)	686	912	2,224	2,941
Gurnee field (Cahaba Basin) (MMcf)	—	430	723	1,325
Black Warrior Basin fields (MMcf)	—	587	932	1,800

Per Mcf data ($/Mcf):

Average natural gas sales price realized (Consolidated)(1)	$3.74	$3.87	$3.85	$3.92

Average natural gas sales price (Consolidated)	$3.57	$2.83	$3.75	$2.62
Pond Creek field (Central Appalachian Basin)	$3.60	$2.88	$3.78	$2.70
Other Central Appalachian Basin fields	$3.50	$2.69	$3.69	$2.48
Gurnee field (Cahaba Basin) (2)	$—	$2.87	$3.77	$2.63
Black Warrior Basin fields (2)	$—	$2.92	$3.73	$2.68

Lease operating expenses (Consolidated)	$0.98	$1.30	$1.31	$1.28
Pond Creek field (Central Appalachian Basin)	$1.07	$1.13	$1.12	$1.07
Other Central Appalachian Basin fields	$0.78	$1.34	$1.41	$1.40
Gurnee field (Cahaba Basin) (2)	$—	$2.79	$2.84	$2.67
Black Warrior Basin fields (2)	$—	$0.56	$0.74	$0.53
Compression and transportation expenses (Consolidated)	$0.86	$0.66	$0.68	$0.64
Pond Creek field (Central Appalachian Basin)	$0.75	$0.61	$0.66	$0.59
Other Central Appalachian Basin fields	$1.07	$1.18	$1.03	$1.17
Gurnee field (Cahaba Basin) (2)	$—	$0.29	$0.29	$0.27
Black Warrior Basin fields (2)	$—	$0.22	$0.18	$0.20
Production taxes (Consolidated)	$0.20	$0.13	$0.20	$0.12
Pond Creek field (Central Appalachian Basin)	$0.20	$0.15	$0.21	$0.15
Other Central Appalachian Basin fields	$0.21	$0.07	$0.19	$0.07
Gurnee field (Cahaba Basin) (2)	$—	$0.13	$0.18	$0.11
Black Warrior Basin fields (2)	$—	$0.17	$0.23	$0.16
Total production expenses (Consolidated)	$2.04	$2.09	$2.19	$2.04
Pond Creek field (Central Appalachian Basin)	$2.02	$1.89	$1.99	$1.81
Other Central Appalachian Basin fields	$2.06	$2.59	$2.63	$2.64
Gurnee field (Cahaba Basin) (2)	$—	$3.21	$3.31	$3.05
Black Warrior Basin fields (2)	$—	$0.95	$1.13	$0.89
Depletion (Consolidated)	$0.40	$0.72	$0.45	$0.87

(1)                  Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

(2)                  On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in the state of Alabama.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

On October 2, 2013, the Company terminated a portion of its natural gas swap positions. The remaining natural gas swap positions include:

Period	Volume (MMBtu)	Average Price
Fourth Quarter of 2013	1,536,000	$3.74
First Quarter of 2014	360,000	$3.82
	3,104,000

At September 30, 2013, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January 2014 through December 2015	3,650,000	$4.30	$3.60
January 2014 through December 2015	3,650,000	$4.20	$3.50
	7,300,000

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(In thousands)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income (loss)	$832	$(34,374)	$37,446	$(141,226)
Add: Interest expense, net of interest income and amounts capitalized	857	2,890	4,092	5,430
Add (Deduct): Other (income) expense	10	(1)	45	3
Add: Income tax expense	6	6	19	44,037
Add: Impairment of gas properties	—	25,432	—	83,467
Add: Depreciation, depletion and amortization	870	2,540	3,747	9,460
(Deduct) Add: Unrealized (gains) losses on derivative contracts	(264)	8,280	1,574	13,259
Add (Deduct): Loss (gain) on the sale of the Alabama properties	187	—	(36,948)	—
Add: Loss on the sale Hudson’s Hope Gas, Ltd.	—	—	—	683
Add: Stock based compensation	69	120	188	513
Add: Accretion expense — asset retirement obligations	210	193	823	585
Adjusted EBITDA	$2,777	$5,086	$10,986	$16,211

The table above reconciles Adjusted EBITDA to net income (loss). Adjusted EBITDA is defined as net income (loss) before net interest expense, other non-operating (income) expense, income taxes, depreciation, depletion, amortization, impairment of gas properties, unrealized (gains) losses on natural gas derivative contracts, Gain on the sale of the Alabama properties, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s cash flows and operating performance.